                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                       Western Ohio Financial Corporation
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                 [WESTERN OHIO FINANCIAL CORPORATION LETTERHEAD]

                                                                 March 17, 1997

Dear Fellow Stockholder:

         On behalf of the Board of Directors and management of Western Ohio Financial Corporation (the "Company"), I cordially invite you to attend the Annual Meeting of Stockholders of the Company. The meeting will be held at 9:00 a.m., local time, on April 16, 1997 at the Springfield Inn located at 100 South Fountain Avenue, Springfield, Ohio.

         An important aspect of the meeting process is the stockholder vote on corporate business items. I urge you to exercise your rights as a stockholder to vote and participate in this process. Stockholders are being asked to elect two directors of the Company, to consider and vote upon the proposals to approve an amendment to the Company's 1995 Stock Option and Incentive Plan, and to elect to ratify the appointment of auditors.

         We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible. This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

                                 Very truly yours,

                                 /s/ John T. Heckman
                                 ---------------------------------------------
                                 John T. Heckman
                                 Interim President and Chief Executive Officer

                       WESTERN OHIO FINANCIAL CORPORATION

                               28 East Main Street
                          Springfield, Ohio 45501-0509

                                 (937) 325-9994

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on April 16, 1997

       Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Western Ohio Financial Corporation (the "Company") will be held at the Springfield Inn located at 100 South Fountain Avenue, Springfield, Ohio on April 16, 1997 at 9:00 a.m., local time.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

         1. The election of two directors of the Company;

         2. Pursuant to the acquisition of Seven Hills Financial Corporation, approving an amendment to the 1995 Stock Option and Incentive Plan to increase by 43,057 the number of shares reserved for issuance thereunder (which is less than 1.9% of the issued and outstanding shares of the Corporation's common stock);

         3. The ratification of the appointment of Clark, Schaefer, Hackett & Co. as auditors for the Company for the fiscal year ending December 31, 1997;

and such other matters as may properly come before the Meeting, or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on the foregoing proposal at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on February 21, 1997 are the stockholders entitled to vote at the Meeting, and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the Meeting will be available at the main office of the Company during the ten days prior to the Meeting, as well as at the Meeting.

         You are requested to complete and sign the enclosed Proxy Card which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend and vote at the Meeting in person.

                                  By Order of the Board of Directors

                                 /s/ John T. Heckman
                                 ---------------------------------------------
                                 John T. Heckman
                                 Interim President and Chief Executive Officer

Springfield, Ohio
March 17, 1997

--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                       WESTERN OHIO FINANCIAL CORPORATION

                               28 East Main Street
                          Springfield, Ohio 45501-0509

                                 (937) 325-9994

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 16, 1997

         This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Western Ohio Financial Corporation (the "Company") of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") which will be held at the Springfield Inn located at 100 South Fountain Avenue, Springfield, Ohio on April 16, 1997 at 9:00 a.m., local time, and all adjournments and postponements of the Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 17, 1997. Certain of the information provided herein relates to Springfield Federal Savings Bank (the "Bank"), a wholly owned subsidiary and predecessor of the Company.

         At the Meeting, stockholders of the Company are being asked to consider and vote upon (i) the election of two directors of the Company; (ii) a proposal to ratify the appointment of Clark, Schaefer, Hackett & Co. as the Company's independent auditors for the fiscal year ending December 31, 1997 and (iii) the approval of an amendment to the 1995 Stock Option and Incentive Plan (the "Stock Option Plan") to increase by 43,057 shares the number of shares reserved for issuance thereunder (which is less than 1.9% of the issued and outstanding shares of the Company's common stock as of February 21, 1997).

Vote Required and Proxy Information

         All shares of common stock of the Company, par value $.01 per share (the "Common Stock"), represented at the Meeting by properly executed proxies received prior to or at the Meeting and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the nominees and the adoption of the proposal set forth in this Proxy Statement. The Company does not know of any matters, other than as described in the Notice of Annual Meeting of Stockholders, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed Proxy Card and acting pursuant thereto will have the discretion to vote on such matters in accordance with their best judgment.

         Directors will be elected by a plurality of the votes present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the matter will be the act of the stockholders. Proxies marked abstain with respect to a proposal and broker non-votes have the same effect as votes against the proposal. One-third of the shares of the Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. Abstentions and broker non-votes will be treated as shares present at the Meeting for purposes of determining a quorum.

         Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Susan Inskeep, Secretary, at the address shown above.

Voting Securities and Principal Holders Thereof

     Stockholders of record as of the close of business on February 21, 1997 will be entitled to one vote for each share then held. As of that date, the Company had 2,312,088 shares of Common Stock issued and outstanding. The following table sets forth, as of February 21, 1997, information regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of the Common Stock and (ii) all directors and executive officers of the Company and the Bank as a group. For information regarding the beneficial ownership of Common Stock by directors of the Company, see "Proposal I--Election of Directors--General."

                                                    Shares          Percent
                                                 Beneficially         of
       Beneficial Owner                             Owned            Class
---------------------------------              --------------       ------
Western Ohio Financial Corporation             148,266(1)            6.4%
Employee Stock Ownership Plan
All directors, nominees and executive          165,788(2)            7.2%
 officers (10 persons) as a group

------------
(1) The amount reported represents shares held by the Western Ohio Financial Corporation Employee Stock Ownership Plan (the "ESOP"), 37,195 shares of which have been allocated to accounts of participants. First Bankers Trust Co., N.A., Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to the accounts of participants.

(2) This amount includes shares held directly, including restricted shares and shares allocated under the ESOP to the accounts of the executive officers, as well as shares held in retirement accounts, in a fiduciary capacity or by certain family members or affiliated entitites, with respect to which shares the respective directors and officers may be deemed to have sole voting and/or investment powers. This amount also includes an aggregate of 30,204 shares subject to options granted under the Company's Stock Option and Incentive Plan (the "Stock Option Plan"), which are exercisable within 60 days of February 21, 1997.

                                   PROPOSAL I
                              ELECTION OF DIRECTORS

General

         The Company's Board of Directors currently consists of six members, each of whom is also a director of the Bank. The Board is divided into three classes, and approximately one-third of the directors are elected annually. Directors of the Company are generally elected to serve for a three-year term or until their respective successors are elected and qualified.

         The following table sets forth certain information, as of February 21, 1997, regarding the composition of the Company's Board of Directors, including each director's term of office. The Board of Directors acting as the nominating committee has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the Meeting FOR the election of the nominees identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee may be unable to serve, if elected. Except as disclosed herein, there are no arrangements or understandings between the nominees and any other person pursuant to which the nominees were selected.

                                                                                            Shares of
                                                                                          Common Stock       Percent
                                           Position(s) Held       Director    Term to     Beneficially         of
         Name                   Age         in the Company        Since(1)    Expire        Owned(2)          Class
---------------------          -----       ----------------       --------   --------      ----------        ------

                                                       NOMINEES

John E. Field                   63         Director                  1992       2000           25,791          1.12%
William N. Scarff               68         Director                  1986       2000           27,665          1.20

                                            DIRECTORS CONTINUING IN OFFICE

David L. Dillahunt              62         Chairman of the Board     1974       1998           24,780          1.07
Howard V. Dodds                 57         Director                  1995       1998            7,740          0.33
Jeffrey L. Levine               45         Director                  1995       1999           21,064          0.91
Carl E. Mumma                   74         Director                  1972       1999           26,611          1.15

------
(1) Includes service as a director of the Bank.

(2) Includes shares held directly, including restricted shares, as well as shares held in retirement accounts, in a fiduciary capacity or by certain family members or affiliated entities, with respect to which shares the respective directors may be deemed to have sole voting and/or investment powers. Also includes 27,204 shares subject to options granted under the Stock Option Plan to each non-employee director, which options are exercisable within 60 days of February 21, 1997.

         The principal occupation of each director of the Company and each of the nominees for director is set forth below. All directors and nominees have held their present position for at least five years unless otherwise indicated.

         John E. Field. Mr. Field is President of Wallace & Turner, Inc., a full service insurance agency located in Springfield, Ohio. He is responsible for the financial and sales management of the agency.

         William N. Scarff. Mr. Scarff is President of Scarff's Nursery, Inc., a major wholesale grower of nursery plants located in New Carlisle, Ohio. While the bulk of the company's sales are wholesale, they are also involved in landscaping and operate a garden center on site. Mr. Scarff is also President of Scarff Land Company, located in New Carlisle, which holds land and buildings for lease.

         David L. Dillahunt. Mr. Dillahunt is Senior Vice President of Advest Inc., a regional stock brokerage firm based in Hartford, Connecticut. He is responsible for sales and management of the Springfield, Ohio office.

         Howard V. Dodds. Mr. Dodds is President of Howard's Foods Inc., a five-store retail grocery chain headquartered in Springfield, Ohio.

         Jeffrey L. Levine. Mr. Levine is President of Larry Stein Realty and the Levine Realty Company, commercial and industrial real estate brokerage firms located in Dayton and Springfield, Ohio, respectively.

         Carl E. Mumma. Mr. Mumma is the senior member of Mumma & Mumma Realty, an auction and real estate business located in Springfield, Ohio.

Meetings and Committees of the Board of Directors

         Meetings of the Company's Board of Directors are generally held on a monthly basis. The Board of Directors met 13 times during the fiscal year ended December 31, 1996. During fiscal 1996, no incumbent director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings. The Company has not established any standing committees.

         The Bank's Board of Directors generally meets monthly and may have additional special meetings upon request of the Chairman of the Board, the Interim President or one-third of the directors. The Board of Directors of the Bank met 13 times during the year ended December 31, 1996. During fiscal 1996, no incumbent director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

         The Board of Directors of the Bank has standing Audit, Executive and Compensation Committees. The Board selects members for service on all committees.

         The Audit Committee is composed of Directors Field, Scarff, Mumma and Levine. The Audit Committee currently meets at least quarterly and is responsible for reviewing the annual audit report and making recommendations to the Board of Directors with respect to the Bank's independent auditors. This committee met four times during the year ended December 31, 1996.

         The Executive Committee generally acts in lieu of the full Board of Directors between Board meetings. This committee consists of Directors Dillahunt, Mumma and Interim President Heckman. During the fiscal year ended December 31, 1996, this committee met 26 times.

         The Bank's Compensation Committee makes recommendations to the Board with respect to the salary and incentive compensation of the chief executive officer. This Committee also is responsible for administering the Stock Option Plan and the Management Recognition Plan. The current members of the Compensation Committee are Directors Field, Dodds and Alfred P. Strozdas (emeritus). This committee met three times during the fiscal year ended December 31, 1996.

         The full Board of Directors of the Company acts as a Nominating Committee for the annual selection of nominees for election as directors. Pursuant to the Company's Bylaws, nominations for directors by stockholders must be made in writing and delivered to the Secretary of the Company at least 30 days prior to the meeting and such written nomination must contain certain information as provided in the Company's Bylaws. While the Board of Directors will consider nominees recommended by stockholders, it has not actively solicited nominations.

Executive Compensation

         The Company has not paid any compensation to its executive officers since its formation. The Company does not presently anticipate paying any compensation to such persons until it becomes actively involved in the operation or acquisition of business other than the Bank and its subsidiaries.

         The executive officers of the Company also hold the same positions with the Bank and receive compensation from the Bank. The following table sets forth information concerning the compensation for services in all capacities to the Bank for the year ended December 31, 1996 of its Chief Executive Officer. No other executive officer of the Bank received compensation in excess of $100,000 in fiscal 1996.


==============================================================================================================================

                                                   SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------

                                                                                         Long Term
                                                                                       Compensation
                             Annual Compensation                                 --------------------------
                                                                                          Awards
-----------------------------------------------------------------------------------------------------------
                                                                                 Restricted
                                                                                   Stock          Options/         All Other
                                                      Salary         Bonus        Award(s)          SARs         Compensation
       Name and Principal Position          Year      ($)(1)          ($)           ($)             (#)               ($)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  <C.
C. William Clark,                           1996     $137,450       $20,000        $ ----           ---           $22,596(3)
  President, Chief Executive
  Officer and Director                      1995      117,250        20,000       462,875(2)       66,125          31,308(3)

                                            1994       96,250        16,400          ----            ---           17,737(3)
===============================================================================================================================


(1) Includes director's fees of $27,250, $21,250 and $8,900 for fiscal years 1995, 1994 and 1993, respectively.
(2) Represents the dollar value of 26,450 restricted shares of Common Stock based on the $17.50 closing price per share of the Common Stock on January 31, 1995 (the date of grant), as reported on the Nasdaq National Market. The shares of restricted stock vest in five equal annual installments, with the first installment having vested on January 31, 1996, subject to certain conditions. Dividends are paid on the restricted shares to the extent and on the same date as dividends are paid on all other outstanding shares of the Common Stock. Based on the $23.25 closing price per share of the Common Stock on December 31, 1995, as reported on the Nasdaq National Market, the 26,450 restricted shares held by Mr. Clark as of December 31, 1995, had an aggregate market value of $614,963.
(3) Represented contributions to Mr. Clark's account under the ESOP.

         There were no stock options granted by the Company in fiscal 1996. The following table sets forth certain information concerning the number and value of stock options held by Mr. Clark at December 31, 1996.

=========================================================================================================================
                       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
-------------------------------------------------------------------------------------------------------------------------

                                                              Number of Securities           Value of Unexercised
                                                             Underlying Unexercised          In-the-Money Options
                                  Shares                      Options at FY-End (#)              FY-End ($)(1)
                               Acquired on      Value      --------------------------------------------------------------
            Name              Exercise (#)  Realized ($)   Exercisable    Unexercisable   Exercisable    Unexercisable
-------------------------------------------------------------------------------------------------------------------------
C. William Clark                   ---           ---          13,225         52,900         $56,206        $224,825
=========================================================================================================================

(1) Represents the aggregate market value (market price of the Common Stock less the exercise price) of the options held at December 31, 1996, based upon the exercise price of the options ($17.50) and the closing price of the Common Stock ($21.75) on the Nasdaq National Market on December 31, 1996.

Compensation of Directors

         Directors of the Company receive a fee of $500 per month for serving on the Board, except for the Chairman of the Board who receives $650 per month. With respect to the Board of Directors of the Bank, the Chairman of the Board receives monthly fees of $1,450, directors receive monthly fees of $1,250 and directors emeriti receive monthly fees of $625. In addition, non-employee directors receive $400 per month for service on the Executive Committee and $200 per meeting for service on all other committees.

         Upon attainment of 75 years of age and after at least five years of service as a director of the Bank, directors of the Bank may become directors emeriti by a vote of the then existing Board of Directors and receive fees equal to half of the fee paid to regular directors per meeting attended. Directors emeriti generally are elected to serve five year terms.

Employment Agreement

         The Bank entered in an employment agreement with Mr. Clark in 1994. However, under the terms of that agreement, due to Mr. Clark's untimely death in January, 1997, the agreement terminated.

Pension Plan

         The following table sets forth annual pension benefits payable upon retirement under the Bank's Employees' Pension Plan (the "Pension Plan"). The benefits are based on an employee's years of service and the average of an employee's average compensation over the five consecutive calendar years which produce the highest average within the last ten completed years of employment prior to retirement, with the payment being computed on the basis of straight life annuity benefits. Such benefits, as shown, are non-integrated with the recipient's primary Social Security benefits. In addition, participants in the Pension Plan who are still employed by the Bank upon reaching normal retirement age may elect to receive a lump sum payment of the present value of their accrued benefits under the plan or an alternative form of distribution permitted by the Pension Plan. The Pension Plan is a non-contributory, defined benefit retirement plan.

                               PENSION PLAN TABLE


                                                                                          Years of Service
                                                               ------------------------------------------------------------------
Compensation                                                        15                20                 25                 30
------------                                                   -----------       -----------        -----------          --------
$25,000...............................................           $ 8,625            $11,500            $14,375           $ 17,250
 50,000...............................................            17,250             23,000             28,750             34,500
 75,000...............................................            25,875             34,500             43,125             51,750
100,000...............................................            34,500             46,000             57,500             69,000
125,000...............................................            43,125             57,500             71,875             86,250
150,000...............................................            51,750             69,000             86,250            103,500
175,000...............................................            51,750             69,000             86,250            103,500


         For purposes of the Pension Plan, compensation means salary, cash bonus awards and other forms of cash compensation. Cash compensation does not include employer contributions pursuant to the Company's retirement and benefit plans and amounts attributable to other miscellaneous benefits received by executive officers. Mr. Clark was not a participant in the Pension Plan at December 31, 1996. As required by law, the maximum benefit currently permitted is $120,000.

         In October 1995, the Board of Directors authorized the termination of the Pension Plan in an effort to control expanding costs of compensation and benefits. During fiscal 1996, the Pension Plan was liquidated and each participant was granted the option of (i) receiving a lump sum payment of the present value of his or her respective accrued benefits, (ii) causing an annuity to be purchased on his or her behalf which would pay monthly benefits to the participant upon retirement or (iii) having his or her accrued benefits under the Pension Plan rolled into the Bank's 401(k) profit sharing plan, which was established as of January 1, 1996.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Bank's Board of Directors has furnished the following report on executive compensation:

                  The Company has not paid any cash compensation to its executive officers since its formation. All executive officers of the Company also currently hold positions with the Bank and receive cash compensation from the Bank. Decisions on cash compensation of the Bank's executive officers other than the chief executive officer were made by Mr. Clark. The Compensation Committee makes recommendations to the full Board regarding salary, bonus and incentive compensation of the chief executive officer.

                  This report addresses the compensation policies for 1996 as they affected Mr. Clark as the Chief Executive Officer of the Company and the Bank.

                  Compensation Policies Toward the Chief Executive Officer Generally. The Compensation Committee's executive compensation policies are designed to provide a competitive level of compensation that integrates pay with the Company's annual and long-term performance goals, reward above average Company performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining a qualified chief executive officer. Target levels of the Chief Executive Officer's overall compensation are intended to be competitive with the compensation being paid to chief executive officers of a peer group of publicly traded banks and thrifts in Ohio and the Midwest. The Chief Executive Officer also is eligible for selection by the Compensation Committee as a participant in the Company's incentive compensation plans, and it is anticipated that Mr. Clark typically receive a larger percentage of his compensation in the form of incentive compensation.

                  Bonus Awards. Mr. Clark was awarded a cash bonus during the year based on a review of the Bank's fiscal year performance and his individual performance. The cash bonus awarded in 1996 was based upon the Bank's success in attaining targets in excess of minimums established annually in advance by the Board of Directors and goals included in the Bank's business plan.

                  In 1993, Section 162(m) was added to the Code, the effect of which was the elimination of the deductibility of compensation over $1 million, with certain exclusions, paid to certain highly compensated executive officers of publicly held corporations, such as, in the Company's case, Mr. Clark. Section 162(m) applies to all remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. The compensation of Mr. Clark was well below the $1 million threshold at the time of his death in fiscal 1996.

                  Determination of Chief Executive Officer's Compensation. The target incentive awards for Mr. Clark in 1996 were based upon, but not limited to, the following accomplishments: (i) enhancement of the value of the Company's Common Stock; (ii) the acquisition of Mayflower Financial Corporation, Cincinnati, Ohio; (iii) the increase in the volume of mortgage loan originations; (iv) the employment of two new executive officers; (v) the increase in mortgage lending market share in Clark County, Ohio; (vi) the purchase of a full service banking office in Beavercreek, Ohio; (vii) the increase in the earnings per share of the Company; and (viii) the acquisition of Seven Hills Financial Corporation, Cincinnati, Ohio ("Seven Hills").

                  In targeting compensation for Mr. Clark, the Compensation Committee also sought to be competitive with the total compensation being paid to the chief executive officers of comparable publicly traded thrifts. The Compensation Committee targeted Mr. Clark's total compensation at or near the median total compensation paid to chief executive officers of comparable thrifts.

                            John E. Field (Chairman)
                            Howard V. Dodds
                            Alfred P. Strozdas (Director Emeritus)


Stock Performance Presentation

         The line graph below compares the cumulative total stockholder return on the Company's Common Stock (based on an assumed $100 investment) to the cumulative total return of the Nasdaq Market Index and the SNL Thrift Index for the period July 29, 1994 through December 31, 1996. The Company completed its initial public offering of the Common Stock, and trading in the Common Stock commenced, on July 29, 1994.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET


200 |-------------------------------------------------------------------------|
    |                                                                 @       |
    |                                                                 #       |
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       7/29/94          12/31/94               12/31/95            12/31/96



                                       FISCAL YEAR ENDING
COMPANY                       1994        1994        1995        1996
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WESTERN OHIO FINANCIAL  *    100.00       83.16      134.91      132.05
INDUSTRY INDEX          @    100.00       88.80      140.65      183.56
BROAD MARKET            #    100.00      101.04      131.05      162.85



Certain Transactions

         The Bank has followed a policy of granting loans to officers, directors and employees, if such loans are made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions prevailing at the time, in accordance with the Bank's underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to executive officers and directors must be approved by a majority of the disinterested directors and loans to other officers and employees must be approved by the Bank's loan committee. All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loan and other transactions with affiliated persons of the Bank. Federal law currently requires that all loans to directors and executive officers be made on terms and conditions comparable to those for similar transactions with non-affiliates. Loans to all directors and executive officers and their associates totalled approximately $1.1 million at December 31, 1996, which amount was less than 2.0% of stockholders' equity at that date.

                                   PROPOSAL II

         The Company's Stock Option Plan currently authorizes the issuance of up to 264,500 options to purchase Company stock (i.e., an amount equal to approximately 10% of the stock issued pursuant to the Bank's conversion to capital stock form), of which 230,271 options have been awarded. The Stock Option Plan was initially ratified by the stockholders of the Corporation in 1995.

         The Stock Option Plan was adopted in order to advance the interests of the Company and its stockholders by affording executive officers, directors and certain key employees an opportunity to acquire or increase their proprietary interest in the Company through the grant of a variety of long-term incentive awards. By encouraging such persons to become owners of the Company, the Company seeks to attract, motivate, reward and retain those individuals whose judgment, initiative, leadership and effort most directly determines the success of the Company. The Company also believes that the Stock Option Plan is a useful tool in negotiating potential mergers and acquisitions.

The Amendment to the Stock Option Plan

         The Board of Directors has adopted, subject to stockholder approval, an amendment to the Stock Option Plan which will increase by 43,057 (i.e., an amount equal to approximately 1.9% of the current issued and outstanding Common Stock) the number of shares available for issuance under the Stock Option Plan.

         Reservation of the additional 43,057 shares under the Stock Option Plan is being requested in connection with the Company's acquisition of Seven Hills Financial Corporation which occurred in fiscal 1996. Under the terms of that acquisition, the Company undertook to recommend to and seek approval from its stockholders to reserve for issuance sufficient shares of the Company from authorized and unissued or treasury shares to effect the substitution of the Company's common stock for Seven Hills common stock under Seven Hills' stock option plan. In the event that this proposal is not adopted, the Company will pay an aggregate of $399,569 to certain Seven Hills option holders in alternate compensation under the terms of the acquisition agreement.

         As of February 21, 1997 (the latest date available prior to the mailing of this proxy statement), of the 251,386 shares of Common Stock reserved for issuance under the Stock Option Plan, awards representing 34,229 shares of Common Stock are available for grant and previously granted options to purchase 217,157 shares of Common Stock remain unexercised. If the amendment to the Stock Option Plan is approved, the total number of shares of Common Stock reserved for issuance under the Stock Option Plan will be increased to 294,443. The exercise of stock options may decrease certain per share financial measures for a period of time and may diminish a stockholder's percentage voting power in the Company, although the Company may consider repurchasing its shares in the future in order to minimize or avoid any such effects.

         Attached as Exhibit A to this Proxy Statement is the complete text of the proposed amendment to the Stock Option Plan. The principal features of the Stock Option Plan are summarized below.

Principal Features of the Stock Option Plan

         The Stock Option Plan provides for awards in the form of stock options, stock appreciation rights ("SARs") and limited stock appreciation rights ("Limited SARs"). Each award shall be on such terms and conditions, consistent with the Plan, as the committee administering the Plan may determine.

         Shares may be either authorized but unissued shares or reacquired shares held by the Company in its treasury. Any shares subject to an award which expires or is terminated unexercised will again be available for issuance under the Stock Option Plan or any other plan of the Company or its subsidiaries. Generally, no award or any right or interest therein is assignable or transferable except under certain limited exceptions set forth in the Plan.

         The Stock Option Plan is administered by the executive committee of the Board of Directors of the Company (the "Stock Option Committee"), none of whom shall be eligible to receive discretionary awards under the Stock Option Plan. Directors Field, Dobbs and Dillahunt have been appointed as the present members of the Stock Option Committee. In granting awards under the Stock Option Plan, the Committee considers, among other things, position and years of service, value of the participant's services to the Company and the Bank and the added responsibilities of such individuals as directors and officers of a public company.

Stock Options

         The term of stock options will not exceed ten years from the date of grant. The Committee may grant either "Incentive Stock Options" as defined under
Section 422 of the Code or stock options not intended to qualify as such ("non-qualified stock options").

         In general, stock options will not be exercisable after the expiration of their terms. Unless otherwise determined by the Committee, in the event that a participant ceases to maintain continuous service (as defined in the Stock Option Plan) to the Company, or one of its subsidiaries, for any reason other than death or termination for cause, an exercisable stock option will continue to be exercisable for two years but in no event after the expiration date of the option. In the event of the death of a participant during such service or within two years following termination, an exercisable option will continue to be exercisable for one year, to the extent exercisable by the participant immediately prior to his death, but in no event later than ten years after grant. Following the death of any participant, the Committee may, as an alternative means of settlement of an option, elect to pay to the holder an amount of cash equal to the amount by which the market value of the shares covered by the option on the date of exercise exceeds the exercise price. A stock option will automatically terminate and will no longer be exercisable as of the date a participant is terminated for cause.

         Subject to certain limited exceptions, the exercise price for the purchase of shares subject to a stock option at the date of grant may not be less than 100% of the market value of the shares covered by the option on that date. The exercise price must be paid in full in cash or shares of Common Stock, or a combination of both, as determined by the Committee.

Stock Appreciation Rights

         The Committee may grant SARs at any time, whether or not the participant then holds stock options, granting the right to receive the excess of the market value of the shares represented by the SARs on the date exercised over the exercise price. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as stock options, as described above. Upon the exercise of a SAR, the participant will receive the amount due in cash or shares, or a combination of both, as determined by the Committee. SARs may be related to stock options ("tandem SARs"), in which case the exercise of one will reduce to that extent the number of shares represented by the other. Notwithstanding the foregoing, no SAR may be exercisable by a director, senior officer (as defined in the Stock Option Plan) or ten percent beneficial owner (as defined in the Stock Option Plan) of the Company within six months of the date of its grant.

         SARs will require an expense accrual by the Company each year for the appreciation on the SARs which it is anticipated will be exercised. The amount of the accrual is dependent upon whether and the extent to which the SARs are granted and the amount, if any, by which the market value of the SARs exceeds the exercise price.

Limited Stock Appreciation Rights

         Limited SARs will be exercisable only for a limited period in the event of a tender or exchange offer for shares of the Company's Common Stock, other than by the Company, where 25% or more of the outstanding shares are acquired in that offer or any other offer which expires within 60 days of that offer. The amount paid on exercise of a Limited SAR will be the excess of (a) the market value of the shares on the date of exercise, or (b) the highest price paid pursuant to the offer, over the exercise price. Payment upon exercise of a Limited SAR will be in cash.

         Limited SARs may be granted at the time of, and must be related to, the grant of a stock option or SAR. The exercise of one will reduce to that extent the number of shares represented by the other. Limited SARs will be exercisable only for the 45 days following the expiration of the tender or exchange offer, during which period the related stock option or SAR will be exercisable. However, no Limited SAR will be exercisable by a director, senior officer or ten percent beneficial owner of the Company within six months of the date of its grant.

Effect of Merger and Other Adjustments

         Shares as to which awards may be granted under the Stock Option Plan, and shares then subject to awards, will be adjusted by the Committee in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of the Company.

         In the case of any merger, consolidation or combination of the Company with or into another thrift holding company or other entity, whereby either the Company is not the continuing thrift holding company or its outstanding shares are converted into or exchanged for securities, cash or property, or any combination thereof, any participant to whom a stock option, SAR and Limited SAR has been granted at least six months prior to such event will have the right upon exercise of the option, SAR or Limited SAR to an amount equal to the excess of fair market value on the date of exercise of the consideration receivable in the merger, consolidation or combination with respect to the shares covered or represented by the stock option, SAR or Limited SAR over the exercise price of the option multiplied by the number of shares with respect to which the option, SAR or Limited SAR has been exercised.

Amendment and Termination

         The Board of Directors of the Company may at any time amend, suspend or terminate the Stock Option Plan or any portion thereof but may not, without the prior approval of the stockholders, make any amendment which materially (i) increases the aggregate number of shares with respect to which awards may be made under the Stock Option Plan, (ii) increases the aggregate number of shares which may be subject to awards to participants who are not employees, or (iii) changes the class of persons eligible to participate in the Stock Option Plan.

Unless previously terminated, the Stock Option Plan shall continue in effect for a term of ten years, after which no further awards may be granted under the Stock Option Plan.

Federal Income Tax Consequences

         Under present federal income tax laws, awards under the Stock Option Plan will have the following consequences:

                  (1) The grant of an award will neither, by itself, result in the recognition of taxable income to the participant nor entitle the Company to a deduction at the time of such grant.

                  (2) The exercise of a stock option which is an "Incentive Stock Option" within the meaning of Section 422 of the Code will generally not, by itself, result in the recognition of taxable income to the participant nor entitle the Company to a deduction at the time of such exercise. However, the difference between the exercise price and the fair market value of the option shares on the date of exercise is an item of tax preference which may, in certain situations, trigger the alternative minimum tax. The alternative minimum tax is incurred only when it exceeds the regular income tax. The alternative minimum tax will be payable at the rate of 26% to the first $175,000 of "minimum taxable income" in excess of $33,750 (single person) or $45,000 (married person filing jointly). This tax applies at a flat rate of 28% of so much of the taxable excess as exceeds $175,000. If a taxpayer has alternative minimum taxable income in excess of $150,000 (married persons filing jointly) or $112,500 (single person), the $45,000 or $33,750 exemptions are reduced by an amount equal to 25% of the amount by which the alternative minimum taxable income of the taxpayer exceeds $150,000 or $112,500, respectively. The gain recognized upon sale of the Incentive Stock Option will generally be taxed at the ordinary income tax rates then in effect.

                  (3) The exercise of a stock option which is not an Incentive Stock Option will result in the recognition of ordinary income by the participant on the date of exercise in an amount equal to the difference between the exercise price and the fair market value on the date of exercise of the shares acquired pursuant to the stock option.

                  (4) The exercise of a SAR will result in the recognition of ordinary income by the participant on the date of exercise in an amount of cash, and/or the fair market value on that date of the shares, acquired pursuant to the exercise.

                  (5) The Company will be allowed a deduction at the time, and in the amount of, any ordinary income recognized by the participant under the various circumstances described above, provided that the Company meets its federal withholding tax obligations.


THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION AND INCENTIVE PLAN.

                                  PROPOSAL III

                   RATIFICATION OF THE APPOINTMENT OF AUDITORS

         The Board of Directors has renewed the Company's arrangement for Clark, Schaefer, Hackett & Co. to be its auditors for the 1997 fiscal year, subject to the ratification of the appointment by the Company's stockholders. A representative of Clark, Schaefer, Hackett & Co. is expected to attend the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF CLARK, SCHAEFER, HACKETT & CO. AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                              STOCKHOLDER PROPOSALS

         In order to be eligible for inclusion in the Company's proxy materials for the next Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office located at 28 East Main Street, Springfield, Ohio 45501-0509, no later than November 17, 1997. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons owning more than 10% of a registered class of the Company's equity securities, to file periodic reports of ownership and changes in ownership with the Securities and Exchange Commission and to provide the Company with copies of such reports. Based solely upon information provided to the Company by the directors and officers subject to Section 16(a), no names of the directors or executive officers failed to timely report transactions in the Company's securities during 1996 as required by Section 16(a).

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company and/or the Bank may solicit proxies personally or by telegraph or telephone without additional compensation. The Company has retained Regan & Associates to assist in the solicitation of proxies, for a fee estimated to be approximately $3,250 plus reasonable out-of-pocket expenses.

                       BY ORDER OF THE BOARD OF DIRECTORS

                       John T. Heckman
                       Interim President and Chief Executive Officer

Springfield, Ohio
March 17, 1997

                                    EXHIBIT A

         RESOLVED, that the 1995 Stock Option and Incentive Plan of Western Ohio Financial Corporation is hereby amended to increase by 43,057 the number of shares reserved for issuance thereunder.

REVOCABLE PROXY                                                REVOCABLE PROXY

                       Western Ohio Financial Corporation

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 16, 1997

      The undersigned hereby appoints the Board of Directors of Western Ohio Financial Corporation (the "Company"), with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting") to be held at the Springfield Inn located at 100 South Fountain Avenue, Springfield, Ohio, on April 16, 1997 at 9:00 a.m. and at any and all adjournments and postponements thereof.

I. The election as directors of all nominees listed below (except as marked to the contrary) for a term to expire in 2000:

                 / / FOR                / / VOTE WITHHELD

      INSTRUCTION: To withhold your vote for any individual nominee, strike a line in that nominee's name below.

                       JOHN E. FIELD AND WILLIAM N. SCARFF

II. Pursuant to the acquisition of Seven Hills Financial Corporation, approving an amendment to the 1995 Stock Option and Incentive Plan to increase by 43,057 the number of shares reserved for issuance thereunder (which is less than 1.9% of the issued and outstanding shares of the Corporation's common stock).

              / / FOR             / / AGAINST             / / ABSTAIN

III. The ratification of the appointment of Clark, Schaefer, Hackett & Co. as auditors for the Company for the fiscal year ending December 31, 1997.

              / / FOR             / / AGAINST             / / ABSTAIN

       In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

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       THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE
SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS AND THE NOMINEE LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
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 The Board of Directors recommends a vote "FOR" each of the proposals and the election of the nominee listed above.

                                  (Continued and to be SIGNED on Reverse Side)

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       Should the undersigned be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

       The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting, a Proxy Statement and an Annual Report to Stockholders.

Dated:              , 1997
      --------------                    --------------------------------------
                                        Signature of Stockholder





                                        --------------------------------------
                                        Signature of Stockholder

                                        Please sign exactly as your name(s)
                                        Appear(s) to the left. When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, please give your
                                        full title. If shares are held
                                        jointly, each holder should sign.

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         PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
                         ENCLOSED POSTAGE-PAID ENVELOPE
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